EXECUTION COPY

Exhibit 10.98

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 27th day of June, 2022 (the “Effective Date”), by and between PRECISION INDUSTRIES, INC,, a Pennsylvania corporation (“Purchaser”), and PLANT B-6, LLC (“Seller”), a Wisconsin limited liability company.

RECITALS

A.
Seller owns the property described in Section 1 below; and

B.
Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, such property upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Property to be Sold and Purchased. Upon the terms contained in this Agreement, Seller hereby sells and conveys to Purchaser and Purchaser hereby purchases and acquires from Seller on the Closing Date (as defined in Section 5.1, below) all right, title and interest of Seller in and to the following described property (collectively, the “Property”);

1.1
Land. The real property located at 6775 West Loomis Road, Greendale, Wisconsin 53129 as legally described on attached Exhibit A, together with all right, title and interest of Seller in and to all easements, rights of way, privileges and appurtenances belonging or appertaining to such real property, including, without limitation, Seller’s leasehold interest in the lease described on Exhibit B attached hereto (the “Lease”) (collectively, the “Land”).

1.2
Improvements. All buildings, permanent fixtures and improvements owned by Seller (and excluding any improvements owned by tenant at the Property) of every kind and nature and description and presently situated on, in or under, or hereinafter erected upon the Land, (collectively, the “Improvements”). The Land and Improvements are hereinafter collectively referred to as the “Real Property.”

1.3
Warranties. All unexpired warranties, guaranties, contractors’ and manufacturers’ warranties or guaranties relating to the Real Property, to the extent assignable by Seller (the “Warranties”).

1.4
Plans. All site plans, surveys, soil and substance studies, architectural drawings, shop drawing logs, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, environmental assessment reports, engineering, structural or physical inspection reports, appraisals and other plans and studies of any kind, in Seller’s possession or control, relating to the Real Property (the “Plans”).

1.5
Personal Property. The tangible personal property located on and related to the Real Property as of the Effective Date to the extent owned by Seller, including, without

QB\68651263.4

limitation, all equipment, machinery, furnishings and supplies used in connection with the operation, ownership or management of the Real Property (the “Personal Property”).

1.
Purchase Price.

1.1
Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be Four Million Five Hundred Thousand Dollars ($4,500,000.00). At Closing (as defined in Section 5.1, below), the Purchase Price shall be payable to Seller by wire transfer after application of all credits, and all adjustments and prorations.

2.
Title Insurance.

2.1
Title Deliveries. Seller shall provide Purchaser, prior to Closing, with a title insurance commitment providing for extended coverage (the “Title Commitment”) issued by Fidelity National Title Insurance Company (the “Title Company”), pursuant to which the Title Company shall agree to issue to Purchaser a standard ALTA 2016 Owner’s Policy of Title Insurance in the full amount of the Purchase Price, insuring good and marketable title to the Real Property, but subject to Permitted Exceptions (as defined in Section 3.2, below), and containing a complete copy of each such easement, restriction, limitation or condition of title which is referred to in the Title Commitment, as well as current special assessment information. The title policy shall be issued at Closing and shall include a gap coverage endorsement and any other endorsements reasonably requested by Purchaser.

2.2
Objection to Title. All exceptions to title which are not objected to by Purchaser shall be deemed Permitted Exceptions. “Permitted Exceptions” shall mean the Land and Lease and all exceptions contained in the Title Commitment to which Purchaser does not object in writing prior to Closing, or as to which Purchaser has waived or is deemed to have waived its objection; provided, however, that the term Permitted Exceptions shall not include (i) any mortgages, deeds of trust or similar instruments; (ii) any taxes or assessments other than general real estate taxes for the year of Closing, not yet due and payable; or (iii) any monetary judgments, liens or encumbrances;.

3.
Seller’s Representations and Warranties. Seller represents and warrants to Purchaser, as a material inducement to Purchaser to enter into this Agreement and purchase the Property, as of the Effective Date and the Closing Date as follows:

3.1
No Possessory Rights. Except pursuant to the Lease, as of the Closing Date there will be no parties in possession of the Real Property or any portion thereof, and there will be no other rights of possession, use or otherwise regarding any part of the Real Property which have been granted to any person or entity.

3.2
No Contracts. Except for the Lease, there shall be no contracts or agreements (including, but not limited to, maintenance, repair, operation, use, billboard, advertising, management, license, franchise, service, use, occupancy, provider, equipment, maintenance or other contracts) which shall be binding upon Purchaser or which shall run with the land or bind or affect any part of the Real Property after the Closing, other than contracts and agreements disclosed in writing to Purchaser, which Purchaser shall assume concurrent with Closing.

4.3
No Third-Party Interests. Except for the Lease, there is no option, right of first refusal, contract or other agreement of any kind or nature with respect to the purchase, sale or lease of the Real Property, or any portion thereof.

4.4
Condition of Improvements. To Seller’s knowledge, there are no material defects in design, workmanship or materials, and no instances of material deferred maintenance, in any of the Improvements, including, but not limited to, the air conditioning, heating, plumbing, electrical, and all other mechanical and operating systems (collectively, the “Building Systems”), and the roof, foundation and load-bearing structure, and sewer and water mains. The Improvements, Building Systems, roof, foundation, structure and sewer and water mains will be, on the Closing Date, (i) serviceable and in good operating condition, reasonable wear and tear excepted, and (ii) adequate for the normal occupancy and operation of the Improvements.

4.5
Compliance with Law. To Seller’s knowledge, the Real Property is in compliance in all material respects (both as to condition and use) with all applicable statutes, ordinances, codes (including, without limitation, all zoning, building, water disposal, health, fire and safety engineering codes, rental unit energy efficiency requirements, and the Americans with Disabilities Act), and all rules and regulations of any governmental authority having jurisdiction over the Real Property. Seller has received no notice of any violation of any of the foregoing.

4.6
Insurance Requirements. To Seller’s knowledge, Seller has fully complied with all requirements of each insurance carrier having issued a policy covering the Real Property on the date hereof.

4.7
FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

4.8
Bankruptcy. Seller is not the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

4.9
No Actions. There are no actions, suits, litigation, proceedings or claims pending or, to the knowledge of Seller, threatened with respect to or in any manner affecting the Real Property or the ability of Seller to consummate the transaction contemplated by this Agreement.

4.10
Hazardous Substances. To Seller’s knowledge, except as disclosed in writing to Purchaser by Seller or its owner or with respect to information obtained by Purchaser in connection with its investigation of the Real Property prior to Closing, (i) the Real Property, the use thereof, and any operations now or heretofore conducted at the Real Property, are, and have been, in compliance with all Environmental Laws (as defined in Section 4.10.1, below) in all material respects; (ii) all federal, state and local permits, licenses, registrations and authorizations required for the use of and operations at the Real Property have been obtained; (iii) there are currently no violations of such permits, licenses, registrations or authorizations; (iv) there have been no releases of Hazardous Substances at, on or under the Real Property which would or could reasonably be expected to give rise to a cleanup or remediation obligation under any Environmental Laws; (v) the Real Property has not been used for the treatment, storage or disposal of any Hazardous Substance except for Hazardous Substances used, generated, treated, stored and/or disposed of in the ordinary course of the business of the tenant conducted at the Property in compliance with Environmental Laws; and (vi) there are no underground or above ground storage tanks for storage of flammable, combustible or hazardous materials including, but not limited to, gasoline and heating oil, which are currently or which were previously located on or in the Real Property.

4.10.1
“Environmental Laws” means all federal and state laws, whether common laws, court or administrative decisions, statutes, rules, regulations, ordinances, court orders and decrees, and administrative orders and all administrative policies and guidelines concerning action levels of a governmental authority (federal, state or local) now or hereafter in effect relating to the environment, public health, environmental, occupational safety, industrial hygiene, any Hazardous Substance (including, without limitation, the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment or use thereof), or the environmental conditions on, under or about the Real Property as amended and as in effect from time to time.

4.10.2
“Hazardous Substances” means all substances defined or regulated has hazardous under federal or state law.

4.11
Title to Property. Seller is the fee simple owner of the Real Property and, except for the tenant under the Lease, as of the Closing there shall be no parties in possession of the Real Property or any portion thereof and there will be no other rights of possession, use or otherwise regarding any part of the Real Property which have been granted to any person or entity. Seller is the owner of the Personal Property.

4.12
Tax Reassessments. Seller has received no written notice from any authority having jurisdiction over the Real Property indicating that the property taxes for the Real Property are now currently being reassessed or that any municipal betterments charges not already disclosed in writing to Purchaser or in the Title Commitment for the Real Property have been assessed against the Real Property.

4.13
Lease. The Lease (as described in Exhibit B) is (i) valid, in existence and in full force and effect; (ii) to Seller’s knowledge, the tenant is not in default under the Lease; (iii) the tenant is current in the payment of any taxes, utilities, common area maintenance payments and other charges required to be paid under the Lease; (iv) Seller’s obligations, if any, to pay for tenant improvements or other alterations or other credits which are due and payable to the tenant under the Lease will be fully satisfied on or before the Closing Date; (v) Seller is not aware of any set-off under the Lease that the tenant may have against Seller of any rent or other charges due or to become due under the Lease, nor has the tenant provided Seller with written notice of any claim against Seller for any failure of performance of any of the terms of the Lease which remains uncured; (vi) there are no defaults by Seller under the Lease; (vii) Seller has no knowledge that the tenant has entered into any sublease, assignment or any other agreement transferring any of its interest in the Lease and (viii) Seller has not received any notice or correspondence from the tenant indicating its intent to amend, modify or terminate the Lease.

4.13
Condemnation. Seller has no notice or knowledge of any planned, pending or contemplated condemnation or similar action or proceeding with respect to the Real Property or any part thereof.

4.14
Authority of Seller. Seller is a limited liability company duly organized and existing and in current standing in the State of Wisconsin. Seller has the full right and authority to enter into this Agreement and consummate the transactions contemplated hereby. All requisite action has been taken by Seller in connection with the execution of this Agreement and the documents referenced herein and the consummation of the transactions contemplated hereby. Each of the persons signing this Agreement on behalf of Seller is authorized to do so, and no third party consent is required for Seller to consummate the transaction contemplated hereunder.

PURCHASER HEREBY AGREES THAT, IN CONNECTION WITH PURCHASING THE REAL PROPERTY, OTHER THAN SUCH WARRANTIES, PROMISES, GUARANTEES AND REPRESENTATIONS AS ARE EXPRESSLY SET FORTH HEREIN, PURCHASER IS NOT RELYING UPON ANY WARRANTIES, PROMISES, GUARANTEES OR REPRESENTATIONS REGARDING THE PHYSICAL CONDITION OF THE REAL PROPERTY, ITS SUITABILITY FOR ANY PARTICULAR PURPOSE, OR ITS COMPLIANCE WITH ANY ZONING OR OTHER LAWS OR ORDINANCES REGULATING THE USE OF THE REAL PROPERTY, WHETHER MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT ON BEHALF OF SELLER IN PURCHASING THE REAL PROPERTY, AND THAT PURCHASER IS PURCHASING THE REAL PROPERTY ON AN “AS IS,” “WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WHATSOEVER BEING MADE BY SELLER. IN THE EVENT ANY EXPRESS OR IMPLIED WARRANTIES HAVE BEEN MADE REGARDING THE REAL PROPERTY OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, SELLER HEREBY DISCLAIMS AND DENIES SUCH REPRESENTATIONS OR WARRANTIES.

5.
Closing.

5.1
Time of Closing. The Closing shall take place in escrow with the Title Company on the Effective Date (the “Closing Date,” or “Closing”).

5.2
Seller’s Deliveries at Closing.

5.2.1
Deed. Seller shall deliver to Purchaser a duly executed and acknowledged special warranty deed conveying the Real Property to Purchaser, subject to the Permitted Exceptions.

5.2.2
Bill of Sale. A bill of sale duly executed by Seller conveying and warranting to Purchaser title to the Personal Property free and clear of all liens, claims and encumbrances.

5.2.3
Settlement Statement. Seller shall execute a closing settlement statement to reflect the credits, prorations and adjustments contemplated by or provided for in this Agreement (the “Settlement Statement”).

5.2.4
Title Policy. Seller shall, at Seller’s expense, cause the Title Company to issue the title policy pursuant to the Title Commitment as required hereunder or a “marked up” version of the Title Commitment acceptable to Purchaser.

5.2.5
Possession. Possession of the Real Property shall be delivered to Purchaser subject only to the rights of the tenant under the Lease.

5.2.6
Affidavit. Seller shall execute and deliver to Purchaser and Title Company an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code.

5.2.7
Assignment and Assumption Agreement. Seller shall execute and deliver the Assignment and Assumption Agreement, in the form attached as Exhibit C hereto (the “Assignment and Assumption Agreement”), to Purchaser.

5.2.8
Keys. Keys or passcodes if applicable to all entrance doors, equipment and utility rooms and other keys related to the Real Property in Seller’s possession.

5.2.9
Title Documents. Seller shall execute and deliver to the Title Company such agreements, affidavits and statements concerning parties in possession of the Real Property or claims for mechanic’s or construction liens or broker’s liens, as may be required by the Title Company in order to issue the title policy.

5.2.10
Authority of Seller. Seller shall deliver to Purchaser and the Title Company a copy of any and all documents reasonably required by Purchaser or its lender, or the Title Company authorizing and approving the sale of the Property by Seller and authorizing the person signing all documents for and on behalf of Seller.

5.2.11
Additional Documents. Seller shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement. In addition, to the extent Seller has not previously delivered, or caused to be delivered, to Purchaser copies of the Plans and Warranties, and other agreements and documents in its possession applicable to the Real Property, Seller shall do so within two (2) business days of the Closing.

5.3
Purchaser’s Deliveries.

5.3.1
Purchase Price. Purchaser shall deliver the Purchase Price as required by Section 2.1.

5.3.2
Assignment and Assumption Agreement. Purchaser shall execute and deliver to Seller the Assignment and Assumption Agreement.

5.3.3
Settlement Statement. Purchaser shall execute and deliver the

Settlement Statement.

5.3.4
Additional Documents. Purchaser shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

6.
Prorations and Adjustments.

6.1
Prorations. Purchaser and Seller will prorate all income and (to the extent not paid directly by the tenant) expenses relating to the Real Property based upon Purchaser’s and Seller’s respective periods of ownership for the calendar year in which the Closing occurs with Purchaser treated as the owner of the Real Property on the Closing Date, including, without limitation:

6.1.1
Rents.

(a)
Closing. Seller shall pay or credit to Purchaser at the Closing
(A)
all rent and any other amounts payable by or due from the tenant under the Lease for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the Closing Date, regardless of whether the same have actually paid by the tenant; and (B) all prepaid and overpaid rents.

6.1.2
Taxes. All general real estate taxes and assessments with respect to the Real Property imposed by any governmental authority (“Taxes”) levied or assessed in any calendar year prior to the calendar year in which Closing occurs shall be paid by Seller on or before Closing. All Taxes levied in the calendar year in which Closing occurs that are not the obligation of the tenant pursuant to the Lease shall be prorated between Seller and Purchaser on a cash basis as of the Closing Date based on the taxes shown on the most recent tax bill.

(a)
Tax Refunds. All refunds of Taxes received by Seller or Purchaser after the Closing with respect to the Real Property (a “Tax Refund”) shall be applied

(A) first, to Seller to the extent of third party expenses incurred by Seller in protesting and obtaining such Tax Refund, (B) second, to Purchaser to the extent that such Tax Refund is required to be paid to (or credited against other amounts payable by) the tenant under the Lease, and (C) third, (x) to Seller if such Tax Refund is for any tax period which ends before the Closing, (y) to Purchaser if such Tax Refund relates to any tax period which commences after the Closing, and

(z) with respect to any Tax Refund for any tax period in which the Closing occurs, to Seller and Purchaser, prorated on a per diem basis. If Seller or Purchaser receives any Tax Refund, then each shall retain or pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this Subsection.

6.1.3
Service Contracts. All service contracts, property management agreements, equipment or labor contracts, maintenance or repair contracts (collectively, “Service Contracts”), if any, in the name of Seller, relating to the operation of the Real Property shall be assumed as of the Closing Date by Purchaser unless Purchaser otherwise objects in writing prior to Closing.

6.2.4
No Tenant Security Deposits. Purchaser acknowledges that Seller has not been paid any security deposit from any tenant at the Property.

6.2.5
Other. All other items customarily apportioned in Wisconsin in connection with the sale of similar properties, including utilities, shall be prorated as of the Closing Date.

6.2.6
Closing Costs. At Closing, Purchaser shall pay: (i) the costs for recording the deed, (ii) the cost of any lender title insurance policy, and any title policy endorsements (other than gap or obtained by Seller to cure any Unpermitted Liens or title defects which Seller has agreed to cure hereunder), (iii) one-half (1/2) of all escrow or closing agent charges, including the closing fee charged by the Title Company, if any, and (iv) all costs of Purchaser’s due diligence. At Closing, Seller shall pay: (A) the owner’s title insurance policy premium and those endorsements described in (ii) above, (B) recording costs for the removal of any liens or encumbrances, (C) the costs relating to the cure of any liens or title defects which Seller has agreed to cure hereunder (including any endorsements necessary in connection therewith), (D) all commissions owed to Seller's Broker (as defined in Section 9.1, below) relating to the Real Property and (F) one-half (1/2) of all escrow or closing agent charges charged by the Title Company including the closing fee charged by the Title Company. State and county transfer taxes required to be paid in connection with the conveyance of title to the Real Property shall be paid by Seller. Each party shall pay its own attorneys’ fees.

7.
Remedies.

7.1
Breach by Seller. Time is of the essence with respect to each and all of Seller’s obligations hereunder. If Seller fails to comply with any of its obligations hereunder, Purchaser, at Purchaser’s option, shall have all rights and remedies available at law or in equity, including, without limitation, the right: (a) to terminate this Agreement in which case Seller shall pay to Purchaser all direct out-of-pocket damages sustained by Purchaser as a result of Seller’s breach; or (b) to treat this Agreement as being in full force and effect, and Purchaser shall be entitled to specific performance of this Agreement and other equitable remedies as a court of law may impose.

7.2
Breach by Purchaser. Time is of the essence with respect to each and all of Purchaser’s obligations hereunder. If Purchaser fails to complete the purchase of the Property as herein provided by reason of any default by Purchaser, Seller shall have all rights and remedies available at law or in equity, including, without limitation, the right: (a) to terminate this Agreement in which case Purchaser shall pay to Seller all direct out-of-pocket damages sustained by Seller as a result of Purchaser’s breach; or (b) to treat this Agreement as being in full force and effect, and Seller shall be entitled to specific performance of this Agreement and other equitable remedies as a court of law may impose.

8.
Indemnification.

8.1
Seller Breach. Seller shall indemnify Purchaser and defend and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys’ fees, resulting from any misrepresentation or breach of warranty by Seller in this Agreement or in any document, certificate, or exhibit given or delivered by Seller at the Closing.

8.2
Purchaser Breach. Purchaser shall indemnify Seller and defend and hold Seller harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys’ fees, resulting from any misrepresentation or breach of warranty made by Purchaser in this Agreement or in any document, certificate, or exhibit given or delivered by Purchaser at the Closing.

8.3
Procedure. In the event either party hereto receives notice of a claim or demand (or becomes aware of facts or circumstances that would be reasonably likely to result in a claim or demand) which results or may result in indemnification pursuant to this Section 8, such party shall promptly give notice thereof to the other party to this Agreement. The party receiving such notice shall promptly take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing. In the event the party receiving such notice fails to properly and effectively defend such claim, and in the event such party is liable therefor, then the party so giving such notice may defend such claim at the expense of the party receiving such notice. The provisions of this Section 8 shall survive the Closing for a period of twelve (12) months.

9.
General Provisions.

9.1
Broker. Seller represents, warrants and covenants to Purchaser that, except for Taureau Group, LLC (“Seller’s Broker”), Seller has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby. Seller shall indemnify Purchaser from and against all claims, costs and liabilities (including reasonable attorneys’ fees) arising from or relating to any claims by any broker or other person claiming any commission or similar compensation by, through or under Seller. Purchaser represents, warrants and covenants to Seller that, except for Seller’s Broker, Purchaser has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby. Purchaser shall indemnify Seller from and against all claims, costs and liabilities (including reasonable attorneys’ fees) arising from or relating to any claims resulting from a breach of the foregoing representation

9.2
Patriot Act. Each party represents to the other that it is not listed on the specially designated nationals and blocked persons list maintained by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order or any other applicable orders.

9.3
Section 1031. Either party may elect to assign this Agreement to a qualified intermediary or third party to complete a like kind exchange of property in accordance with Section 1031 of the Internal Revenue Code of 1987, as amended. Any such election shall be at no cost or liability to the other party. Should this Agreement become part of a Section 1031 transaction, the non-electing party may enforce any and all representations, warranties, covenants and other obligations of the electing party under this Agreement directly against the electing party.

9.4
Further Assurances. Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may be required to carry out the intent and purposes of this Agreement.

9.5
Entire Agreement. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property. All prior negotiations between the parties are merged into this Agreement; and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth.

9.6
Survival. All of the parties’ representations, warranties, covenants and agreements hereunder, to the extent not fully performed or discharged by or through the Closing, shall not be deemed merged into any instrument delivered at Closing and shall survive Closing for a period of six (6) months.

9.7
Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

9.8
Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Wisconsin.

9.9
Notices. All notices, demands or other communications required or permitted to be given hereunder shall be in writing, and any and all such items shall be deemed to have been duly delivered upon personal delivery; or as of the immediately following business day after deposit with Federal Express or a similar overnight carrier service, addressed as follows; or as of the day when delivered if by electronic mail to the numbers and addresses set forth below.

If to Purchaser: Precision Industries, Inc.

c/o Live Ventures Incorporated

325 E. Warm Springs Road, Suite #102 Las Vegas, Nevada 89119

E-mail: tsedlak@pmsteel.com ealthofer@liveventures.com

Attention: Tom Sedlak, Chief Executive Officer Eric Althofer, Chief Operating Officer and Managing Director (Finance)

With a copy to: Greenberg Traurig, LLP

10845 Griffith Peak Drive, Suite 600 Las Vegas, Nevada 89135

Attn: Mike Shalmy

E-mail: shalmym@gtlaw.com

If to Seller: Plant B-6, LLC 6285 Parkview Road

Greendale, WI 53129 Attn: Cash L. Masters

E-mail: popeofgrinding@icloud.com

With a copy to: Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, WI 53202

Attn: Scott E. Fiducci, Esq. or Gregory J. Sell, Esq.

Email: sfiducci@dkattorneys.com gsell@dkattorneys.com

Any address fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section 9.9.

9.10
Headings. All headings used in this Agreement are for purposes of convenience and reference only, and shall not be construed as modifying or affecting the terms hereof.

9.11
Assignment. Purchaser may assign this Agreement, in whole or in part, upon written notice to, but without the consent of, Seller, provided that any assignee shall assume all obligations imposed on Purchaser as if the assignee were the original purchaser under this Agreement and provided that Purchaser shall remain liable for all obligations of Purchaser hereunder (notwithstanding such assignment) that arise at any time prior to Closing.

9.12
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns.

9.13
Counterparts/Facsimile. This Agreement may be executed in any number of counterparts and by facsimile copy or PDF copy delivered by electronic mail, each of which shall be deemed to be an original instrument and all of which taken together shall constitute a single instrument.

9.14
Seller’s Knowledge. For purposes of this Agreement, “Seller’s knowledge” and similar phrases and terms shall mean, and be limited to, the actual knowledge of Cash L. Masters, with no duty of inquiry other than a review of Seller's files and records.

[Signature Page Follows]

DATED as of the day and year first above written.

PURCHASER:

PRECISION INDUSTRIES, INC.

SELLER:

PLANT B-6, LLC

By: Cash L. Masters Revocable Trust, dated October 19, 2005, Sole Member

By: _ Tom Sedlak, CEO

By: ---=--- -+ '

Cash L. Masters, Truste

Dated: June 27, 2022 Dated: June 27, 2022

EXHIBIT A

LEGAL DESCRIPTION

All that part of the Northeast 1/4 of Section 3, Township 5 North, Range 21 East, in the Village of Greendale, Milwaukee County, Wisconsin, bounded and described as follows:

Commencing at the Southwest corner of said Northeast 1/4 of Section 3; thence South 86°23'00" East along the South line of said Northeast 1/4 of Section 3, 60.00 feet to the place of beginning of the lands herein described; thence continue South 86°23'00" East along the South line of said Northeast 1/4 of Section 3, 601.00 feet to a point which is 279.00 feet West of the intersection of the South line of the park heretofore granted to Milwaukee County, recorded July 6, 1937, in Milwaukee County Recorder's Office as Document No. 2137727 in Volume 1476 of Deeds, page 305, and the South line of said Northeast 1/4 of Section 3; thence North 3°37'00" East, 588.77 feet to a point which is on the South line of said park; thence Northwesterly along said park line 95.38 feet along the arc of a curve, the center of which is to the Southwest, the radius of which is 997.38 feet, and the chord of which bears North 36°55'18" West, 95.34 feet; thence North 39°39'40" West (recorded North 42° 26'39" West) along said park line 267.20 feet to a point which is on the Southeasterly line of Wisconsin State Trunk Highway 36 (Loomis Road); thence Southwesterly along the Southeasterly line of Highway 36, 509.18 feet along the arc of a curve, the center of which is to the Northeast, the radius of which is 4,074.28 feet and the chord of which bears South 47°39'20'; West, 508.84 feet to a point which is 60.00 feet East of the West line of said Northeast 1/4 of said Section 3; thence South 3°52'00" West along a line which is parallel to and 60.00 feet East of the West line of said Northeast 1/4 of said Section 3, 489.97 feet to the place of beginning.

Parcel No. 710-9996-000

Address per tax roll: 6775 W Loomis Road

A-1

EXHIBIT B LEASE

1.
Lease Agreement, dated February 1, 2020, between Plant B-6, LLC, as Landlord, and The Kinetic Co., Inc., as Tenant, as amended by the First Amendment to Lease, dated December 1, 2021, between Landlord and Tenant.

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EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is entered into as of the 27th day of June, 2022, between PLANT B-6, LLC, a Wisconsin limited liability company (“Assignor”), and PRECISION INDUSTRIES, INC., a Pennsylvania corporation (“Assignee”).

RECITALS:

A.
Assignor has sold and conveyed to Assignee all that tract or parcel of land more particularly described in that certain Special Warranty Deed executed by Assignor in favor of Assignee, dated as of the date hereof, together with all improvements thereon and all rights, easements and appurtenances thereto (hereinafter collectively referred to as the “Property”) pursuant to that certain Real Estate Purchase Agreement between Assignor and Assignee, dated as of June 27, 2022 (the “Purchase Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

B.
In connection with such conveyance of the Property, Assignor and Assignee wish to enter into this Assignment to evidence the terms of the transfer by Assignor to Assignee of all right, title and interest of Assignor (i) as landlord in and to the Lease in force and effect as of the date hereof, referred to in that certain Rent Roll attached to the Purchase Agreement; (ii) all site plans, construction and development drawings, plans and specifications (collectively, the “Plans”) for the Property; (iii) all sewer and water permits and licenses, building permits, certificates of occupancy, demolition and excavation permits, elevator permits, business licenses, curb cut and right-of-way permits, drainage rights, permits, licenses and similar or equivalent private and governmental documents of every kind and character whatsoever pertaining or applicable to or in any way connected with the development, construction, ownership, or operation of the Property (collectively, the “Permits”), and (iv) all warranties and guaranties pertaining or applicable to or in any way connected with the development, construction, ownership or operation of the Property (collectively, the “Warranties”).

NOW, THEREFORE, for and in consideration of the foregoing recitals, which are incorporated herein, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Assignor and Assignee hereby agree as follows:

1.
Transfer and Assignment. Assignor hereby sells, transfers, assigns, delivers and conveys to Assignee all right, title and interest of Assignor in, to and under the Lease (as landlord) free and clear of all encumbrances. To the extent assignable, Assignor hereby sells, transfers, assigns, delivers and conveys to Assignee all right, title and interest of Assignor in, to and under the Plans, Permits and Warranties. To the extent any Plans, Permits and/or Warranties are not assignable, Assignor shall cooperate fully with Assignee, but without cost or expense to Assignor, to enforce such Plans, Permits and/or Warranties for the benefit of Assignee.

2.
Assumption of Obligations. Assignee hereby assumes and agrees to observe and perform all of the obligations and duties of Assignor under each of the Lease, Plans, Permits and Warranties to be observed, performed or discharged on, or relating to, or accruing with respect to the period after the date of this Assignment.

3.
Binding Effect. This instrument shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

4.
Counterparts; Signatures. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Facsimile and other electronic (i.e., “.pdf”) signatures to this Assignment shall be valid and binding for all purposes.

5.
Further Assurances, Notices. Provided no additional cost or expense is required to be incurred by Assignor or Assignee, Assignor and Assignee agree that they will do, execute, acknowledge and deliver all acts, assignments, transfers, notices and assurances as may be reasonably required to evidence and perfect the assignments and assumptions set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Assignment to be executed by its duly authorized signatory as of the day and year first above written.

ASSIGNEE: PRECISION INDUSTRIES, INC. By: Tom Sedlak, CEO Dated: June 27, 2022	ASSIGNOR: PLANT B-6, LLC By: Cash L. Masters Revocable Trust, dated October 19, 2005, Sole Member By: Cash L. Masters, Trustee Dated: June 27, 2022

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